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May 17, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our report dated May 14, 1999 on our review of interim financial information of First Liberty Financial Corp. and subsidiaries (the "Company") for the period ended March 31, 1999, and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference into the Company's Form S-8 (File No. 33-24733). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


         Yours very truly,

         PricewaterhouseCoopers LLP



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